UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: May 10, 2013

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 10, 2013, La Frontera Generation, LLC (La Frontera), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NEER), entered into, and borrowed $1.15 billion under a limited-recourse senior secured variable rate term loan agreement maturing in September 2020.  NEER is an indirect wholly-owned subsidiary of NextEra Energy, Inc.  Minimum principal amortization on the loan is payable quarterly with additional payments to be made annually, to the extent cash is available from the generation facilities described below, to meet targeted debt balances. Interest on the loan is based on the London InterBank Offered Rate plus a specified margin, with payments being due at the end of rate periods which can range from one to twelve months, as selected by La Frontera.  Under the loan agreement, La Frontera is required to hedge against interest rate movements with respect to interest payments on at least 50% of the principal amount of the loan during the first three years of the loan.  The loan proceeds were primarily used by La Frontera to fund a dividend payment to NEER, which NEER will use for general corporate purposes.  The loan is secured by liens on natural gas-fired generation facilities with a generating capability totaling approximately 2,792 megawatts and related assets located in Texas as well as certain other assets of, and the ownership interest in, La Frontera.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments and maintain specified debt service coverage ratios or to observe other covenants in the loan agreement and related documents, actions by La Frontera or by other parties under specified agreements relating to the generation facilities or the loan agreement, the termination of certain of such specified agreements and certain bankruptcy-related events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)
Date:  May 15, 2013

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer

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